SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
Current Report Pursuant to Section 13 or 15 (d) of
The Securities and Exchange Act of 1934
DATE OF REPORT:
February 25, 2010
(Date of Earliest Event Reported)
Independent Bank Corp.
Exact name of registrant as specified in its charter

Massachusetts	1-9047	04-2870273
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
Office Address: 2036 Washington Street, Hanover Massachusetts 02339
Mailing Address: 288 Union Street, Rockland, Massachusetts 02370
(Address of Principal Executive Offices)
02370
(Zip Code)
NOT APPLICABLE
(Former Address of Principal Executive Offices)
(Zip Code)
781-878-6100
(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
Restricted Stock Awards
     On February 25, 2010 the Board of Directors of Independent Bank Corp. (the “Company”) made restricted stock awards of the Company’s common stock pursuant to the Independent Bank Corp. 2005 Employee Stock Option Plan (the “2005 Plan”) to the principal executive officer, the principal financial officer, and other named executive officers of the Company and/or its wholly-owned bank subsidiary Rockland Trust Company (“Rockland Trust”), as follows:

Amount of Shares of Common Stock
Name / Position	Subject to Restricted Stock Award
Christopher Oddleifson, President and Chief Executive Officer of the Company and of Rockland Trust	20,000
Jane L. Lundquist, Executive Vice President of Rockland Trust	7,500
Gerard F. Nadeau, Executive Vice President of Rockland Trust	7,500
Edward H. Seksay, General Counsel of the Company and of Rockland Trust	4,000
Denis K. Sheahan, Chief Financial Officer of the Company and of Rockland Trust	7,500
The restricted stock awards vest over a three-year period, with one-third (33 and 1/3%) vesting in equal annual increments over the three year period from the date of grant (i.e., one-third vesting on each of February 25, 2011, February 25, 2012, and February 25, 2013).

The 2005 Plan is incorporated by reference to the Company’s Definitive Proxy Statement for the 2005 Annual Meeting of Stockholders which was filed with the Securities Exchange Commission on March 11, 2005. The forms of Restricted Stock Agreement used for these awards are incorporated by reference to the Company’s Form 8-K which was filed with the Securities Exchange Commission on May 27, 2009.
Discretionary Cash Bonuses
     The Company was a participant in the Capital Purchase Program established by the United States Department of the Treasury as part of the Troubled Asset Relief Program from January 9, 2009 until April 22, 2009. The Board did not adopt a cash incentive compensation plan for executive officers of the Company and Rockland Trust while the Company was subject to the executive compensation restrictions imposed on Capital Purchase Program participants. After the Company exited the Capital Purchase Program, the Board determined that it would not establish a cash incentive compensation plan for executive officers in 2009 due to the extraordinary financial situation anticipated in 2009 and uncertainty over the depth or length of the United States recession and its impact on local markets. The Board instead informed executives that discretionary bonuses would be considered for 2009 performance based upon the Company’s 2009 financial results relative to peers and other relevant considerations.
     On February 25, 2010 the Board awarded discretionary cash bonuses to executive officers for 2009 that will be paid during the next payroll cycle based upon the compensation committee’s recommendations. The Board’s decision to award discretionary cash bonuses was based upon the strong performance of the Company relative to its peers, key corporate accomplishments, and other factors including:
•	Despite a very challenging operating environment, the Company’s 2009 overall financial performance was strong and, for the most recent period for which comparable data was available, exceeded that of its peers with respect to return on average equity and return on average assets.

•	Rockland Trust took advantage of market opportunities, had strong new business volumes, and recorded organic growth in commercial loans of 12% and recorded organic growth in core deposits of 15%.
•	The Company closed and successfully integrated the acquisition of Benjamin Franklin Bancorp, Inc. and its wholly-owned subsidiary Benjamin Franklin Bank.

•	The Company strengthened its balance sheet and capital position, growing tangible common equity by almost one hundred basis points.

•	Significant risks were well-managed, including interest rate risk and liquidity risk.

•	Asset quality performed as expected. While the losses recognized for some asset classes increased, asset quality was stable and delinquency, both early and late stage, was stable.

•	The primary factors that had a negative effect on 2009 financial performance were merger and acquisition expenses, increased loan loss provisioning and loan workout costs, securities impairment, increased Federal Deposit Insurance Corporation premiums, and costs associated with Capital Purchase Program participation.
In determining the amount of discretionary cash bonuses awarded to the principal executive officer, the principal financial officer, and the other named executive officers, the Board and the compensation committee considered (1) each executive officer’s performance for 2009 (based upon the Board’s evaluation of the Chief Executive Officer’s performance and the Chief Executive Officer’s evaluation of the performance of the other executive officers which he reported to the Board and to the compensation committee), (2) the amount of each executive officer’s overall short and long-term compensation, (3) compensation decisions made with respect to the executive officers in past years, (4) peer group data, and (5) other relevant considerations.

The discretionary cash bonuses granted on February 25, 2010 are as follows:

Name / Position	Amount of Discretionary Cash Bonus
Christopher Oddleifson, President and Chief Executive Officer of the Company and of Rockland Trust	$395,000
Jane L. Lundquist, Executive Vice President of Rockland Trust	$125,000
Gerard F. Nadeau, Executive Vice President of Rockland Trust	$150,000
Edward H. Seksay, General Counsel of the Company and of Rockland Trust	$85,000
Denis K. Sheahan, Chief Financial Officer of the Company and of Rockland Trust	$150,000

SIGNATURE
Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned and hereunto duly authorized.

INDEPENDENT BANK CORP.
DATE: March 3, 2010	BY:	/s/ Edward H. Seksay
Edward H. Seksay
General Counsel